WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
October 21, 2019	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS 3Q 2019 EPS OF $1.02 AND ROA OF 1.72%;
STRONG OPERATING RESULTS DRIVEN BY ACQUISITION AND ORGANIC GROWTH;
SUCCESSFULLY COMPLETED BENEFICIAL SYSTEMS AND BRANDING CONVERSION; EXECUTING ON STRATEGIC PLAN GOALS
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the third quarter of 2019.
Selected GAAP financial results are as follows:

				Variance
				3Q 2019 vs 2Q 2019		3Q 2019 vs 3Q 2018
(Dollars in millions, except per share data)	3Q 2019	2Q 2019	3Q 2018	$	%	$	%
Net interest income	$120.8	$123.2	$63.1	$(2.4)	(2)%	$57.7	92%
Fee income	62.3	42.9	41.9	19.5	45	20.4	49
Total net revenue	183.2	166.1	105.0	17.1	10	78.2	74
Noninterest expense	109.6	107.8	52.5	1.7	2	57.1	109
Net income(1)	53.9	36.2	38.9	17.7	49	14.9	38
EPS (diluted)	1.02	0.68	1.20	0.34	50	(0.18)	(15)
(1) net of noncontrolling interest
GAAP results for 3Q 2019 include the impact of our acquisition of Beneficial Bancorp, Inc. (Beneficial) on March 1, 2019, and include $18.9 million (pre-tax), or approximately $0.27 per share, of net corporate development and restructuring costs in 3Q 2019, compared with $3.8 million, or approximately $0.11 per share, in 3Q 2018. In addition, during 3Q 2019 we recorded $21.3 million (pre-tax), or approximately $0.31 per share, of unrealized gains on our investment in VISA Class B shares, compared with $7.0 million, or approximately $0.17 per share, of realized and unrealized gains in 3Q 2018.
Selected GAAP financial metrics are as follows:

	3Q 2019	2Q 2019	3Q 2018
Return on average assets (ROA)	1.72%	1.20%	2.18%
Return on average equity (ROE)	11.6	8.0	19.8
Efficiency ratio	59.7	64.8	49.8

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801

Highlights for 3Q 2019:
•Core ROA(1) was 1.66% in 3Q 2019 compared to 1.73% for 3Q 2018.
•Core EPS(1) was $0.98 in 3Q 2019 compared to $0.96 for 3Q 2018.
•Core net revenue(1) of $161.8 million increased $63.8 million, or 65%, from 3Q 2018, including a $57.7 million, or 92%, increase in core net interest income(1) reflecting strong organic and acquisition growth, and a $6.1 million, or 18%, increase in core fee income (noninterest income)(1).
•Core noninterest expense(1) increased $34.1 million, or 60%, from 3Q 2018 supporting core net revenue growth of $63.8 million, or 65%, continuing to reflect economies of scale from the Beneficial acquisition and disciplined cost management, and resulting in a core efficiency ratio(1) of 55.9% and positive operating leverage.
•WSFS repurchased $40.6 million, or 959,300 shares, of our common stock during 3Q 2019. We have 1,906,338 shares, or approximately 4% of outstanding shares, remaining to repurchase under the current authorization.
•For additional information regarding our core results, net interest margin, and loan and deposit growth, please refer to the 3Q 2019 Earnings Release Supplement available in the Investor Relations section of WSFS' website (www.wsfsbank.com).

(1) As used in this press release, core ROA, core EPS, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, and core efficiency ratio are non-GAAP financial measures. These non-GAAP measures exclude securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and recoveries of legal settlement and fraud loss. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801

Notable items in the quarter:
•WSFS recorded unrealized gains of $21.3 million (pre-tax), or approximately $0.31 per share related to our investment in Visa Class B shares, compared with $7.0 million, or approximately $0.17 per share, in realized and unrealized gains related to Visa Class B shares in 3Q 2018. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains on Visa Class B shares total $50.1 million. This gain is excluded from our core results.
•WSFS recorded $18.9 million (pre-tax), or approximately $0.27 per share (after-tax), of net corporate development and restructuring costs related to our acquisition of Beneficial, compared with $3.8 million, or approximately $0.11 per share, in 3Q 2018. The merger-to-date and 3Q 2019 amounts are consistent with our original expectations. These costs are excluded from our core results.
•Net interest income included $1.7 million due to the impact of a $2.0 billion noninterest bearing, capital markets-related trust deposit held for 15 days during the third quarter, and which was withdrawn as expected before the end of the quarter. This institutional trust deposit reflects our diversified business model and demonstrates our ability to successfully execute large, complex transactions on behalf of our customers. This deposit also resulted in a $329.5 million increase to average assets and an approximately 6 bps decrease to net interest margin in the quarter.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801

CEO outlook and commentary
Rodger Levenson, President and CEO, said, “After a year of diligent planning and preparation, we successfully and smoothly completed our systems and branding conversion during the third quarter, which represents the final major milestone in the integration phase of our combination with Beneficial. We continue to execute on the growth and synergy opportunities from our combination as the largest, full-service, full-product locally headquartered bank in the greater Delaware Valley.
“Our results through 3Q 2019 reflect our continued execution of the goals in our Strategic Plan. We completed our acquisition of Beneficial according to our planned timeline, and the initial results of the acquisition reflect positive performance compared to our original expectations. We are encouraged by the opportunities ahead of us as a combined organization with a broader footprint. Our balanced business model and disciplined cost management have delivered core ROA of 1.66% in 3Q 2019 and 1.61% year to date, positioning us well to meet or exceed our full-year strategic goals, including a core ROA of greater than 1.50% for full-year 2019.
“Also during the third quarter, we were honored to receive two major awards from the American Bankers Association for our ‘Icons’ video, which is one of several multimedia creative pieces we rolled out in recent months as part of a brand awareness campaign coinciding with our expansion into the City of Philadelphia, and surrounding suburbs in southeastern Pennsylvania and southern New Jersey.
“Finally, we were named a top workplace in Delaware for the fourteenth consecutive year in The News Journal’s ‘Top Workplaces’ survey, earning first place in the large company category; we were also named to the 'Soaring 76' for the third year in a row by the Philadelphia Business Journal, recognizing us as one of the 76 fastest growing companies in the greater Philadelphia region. Both of these awards reflect our commitment to our strategy, Associates and Customers across the Delaware Valley.”

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801

Third Quarter 2019 Discussion of Financial Results
Net interest margin impacted by purchase accretion and interest rate environment
Net interest income in 3Q 2019 was $120.8 million, an increase of $57.7 million, or 92%, compared to 3Q 2018. Net interest margin for 3Q 2019 was a strong 4.38%, an increase of 27 bps from 4.11% for 3Q 2018. The year-over-year increase included approximately 40 bps of higher purchase accounting accretion partially offset by approximately 7 basis points of expected margin compression due to Beneficial's lower-margin balance sheet and approximately 6 basis points from the $2.0 billion short-term trust deposit described above.
Net interest income decreased $2.4 million, or 2% (not annualized), from $123.2 million in 2Q 2019. Net interest margin decreased 30 bps to 4.38% from 4.68% in 2Q 2019. The quarter-over-quarter decrease included approximately 10 bps from lower purchase accounting accretion, approximately 10 bps resulting from the current rate environment, and 6 bps from the impact of the $2.0 billion short-term trust deposit.
Loans reflect acquisition and organic growth, offset by run-off portfolios
The following table summarizes loan balances and composition at September 30, 2019 compared to June 30, 2019 and September 30, 2018:

(Dollars in thousands)	September 30, 2019		June 30, 2019 (1)		September 30, 2018
Commercial & industrial	$3,389,121	40%	$3,421,197	40%	$2,598,626	53%
Commercial real estate	2,262,647	27	2,280,912	27	1,125,660	23
Construction	512,163	6	539,559	6	331,562	7
Commercial small business leases	171,000	2	156,767	2	—	—
Total commercial loans	6,334,931	75	6,398,435	75	4,055,848	83
Residential mortgage	1,117,028	13	1,134,786	13	250,263	5
Consumer	1,143,852	13	1,131,573	13	657,692	13
Allowance for losses	(47,671)	(1)	(45,364)	(1)	(41,812)	(1)
Net loans	$8,548,140	100%	$8,619,430	100%	$4,921,991	100%
(1) June 30, 2019 reported balances have been adjusted for several systems conversion-related reclassifications that were made in the third quarter of 2019 to allow for comparability between the periods presented. For a reconciliation of conversion-related reclassification adjustments, please see page 22 of this press release.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801

At September 30, 2019, WSFS’ net loan portfolio decreased $71.3 million when compared with June 30, 2019. The decrease includes a $100.8 million decline in run-off portfolios primarily acquired from Beneficial, which consist of residential mortgages, auto and student loans, CRE participations and C&I leveraged loan participations. We continue to execute our strategy of selling most newly originated residential mortgages in the secondary market, and allowing the loans described above to run off. Excluding the run-off portfolios, net loans increased $29.5 million during the quarter, including consumer loans, which increased $26.9 million, or 9% (annualized), primarily due to loans originated through our partnership with Spring EQ. Residential mortgages increased $17.8 million, primarily due to high loan origination volume during the quarter. C&I loans increased $12.4 million, primarily due to a robust $225.4 million of newly funded loans during the quarter, partially offset by elevated payoffs and paydowns, resulting from the current interest rate and competitive pricing environments. Partially offsetting these increases, construction loans decreased $27.4 million, or 20% (annualized) during the quarter.
Compared to September 30, 2018, net loans increased $3.6 billion, which includes $3.7 billion of net loans acquired from Beneficial on March 1, 2019. Excluding the acquired loans from Beneficial and a $271.5 million purposeful decline in the run-off portfolios described above, year-over year growth of $173.2 million resulted from strong consumer loan growth of $94.7 million, or 14%, driven by second-lien home equity installment loans originated through our partnership with Spring EQ and student loans though our partnership with LendKey, an increase of $96.4 million from growth in our residential mortgage business, and an increase of $17.1 million or 1%, in C&I loans, due to robust growth in newly funded loans, partially offset by elevated payoffs and paydowns caused by the current interest rate and competitive pricing environments. These increases were partially offset by a decrease of $28.5 million in our construction portfolio.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801

Credit quality metrics remain strong and stable
Credit quality metrics during 3Q 2019 remain stable in comparison with 2Q 2019, and demonstrate consistent trends in both the originated and acquired loan portfolios.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $222.7 million at September 30, 2019 compared to $219.7 million at June 30, 2019. Total problem assets to total Tier 1 capital plus ALLL was 16.29% at September 30, 2019, compared to 16.78% at June 30, 2019. The Company’s ratio of classified assets to total Tier 1 capital plus ALLL was 13.79% at September 30, 2019, compared to 13.77% at June 30, 2019.
Total delinquencies, which include nonperforming delinquencies, were $66.6 million at September 30, 2019, or 0.78%, of gross loans, compared to $67.5 million, or 0.78% of gross loans at June 30, 2019. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.62% of gross loans at September 30, 2019, compared to 0.54% at June 30, 2019. Included in total delinquencies were $18.8 million of delinquent, but still accruing, U.S. government-guaranteed student loans that carry little risk of credit loss.
Total nonperforming assets were $56.2 million at September 30, 2019 compared to $55.5 million at June 30, 2019. The nonperforming assets to total assets ratio was 0.46% at September 30, 2019 and June 30, 2019.
Net charge-offs for 3Q 2019 were $1.8 million, or 0.09% (annualized), of average gross loans, a decrease from $13.2 million, or 0.61% (annualized), for 2Q 2019, due to elevated charge-offs in 2Q 2019, and $2.9 million, or 0.24% (annualized), during 3Q 2018. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs), which can be uneven, were $5.0 million in 3Q 2019, $13.6 million in 2Q 2019 and $3.7 million in 3Q 2018.
The ratio of the ALLL to total gross loans was 0.56% at September 30, 2019, an increase from 0.53% at June 30, 2019. Excluding the balances for acquired loans (which are marked to market at acquisition), the ALLL to total gross loans ratio would have been 1.00% at September 30, 2019 compared with 0.99% at June 30, 2019. The ALLL was 124% of nonaccruing loans at September 30, 2019 compared to 121% at June 30, 2019 and 114% at September 30, 2018.

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801

Customer funding reflects continued core deposit strength
The following table summarizes customer funding balances and composition at September 30, 2019 compared to June 30, 2019 and September 30, 2018:

(Dollars in thousands)	September 30, 2019		June 30, 2019 (1)		September 30, 2018
Noninterest demand	$2,268,615	25%	$2,190,180	23%	$1,515,336	28%
Interest-bearing demand	2,177,189	23	2,091,719	22	1,091,546	20
Savings	1,562,591	17	1,624,776	18	535,344	10
Money market	1,952,306	21	2,005,568	22	1,581,684	29
Total core deposits	7,960,701	86	7,912,243	85	4,723,910	87
Customer time deposits	1,330,227	14	1,359,308	15	712,859	13
Total customer deposits	$9,290,928	100%	$9,271,551	100%	$5,436,769	100%
(1) June 30, 2019 reported balances have been adjusted for several systems conversion-related reclassifications that were made in the third quarter of 2019 to allow for comparability between the periods presented. For a reconciliation of conversion-related reclassification adjustments, please see page 22 of this press release.

Total customer funding was $9.3 billion at September 30, 2019, a $19.4 million increase from June 30, 2019. Core deposits were $8.0 billion at September 30, 2019, an increase of $48.5 million, or 2% (annualized), over the prior quarter. No- and low-cost checking deposit accounts increased $163.9 million including $177.6 million from seasonally higher public funding deposits and $105.0 million due to higher institutional trust deposits, partially offset by anticipated Beneficial attrition. Savings balances decreased $62.2 million, which was also primarily due to expected Beneficial attrition. Money markets decreased $53.3 million, primarily due to lower trust-related deposits, and time deposits decreased $29.1 million, primarily due to CD maturities.
Customer funding increased $3.9 billion compared to September 30, 2018. Excluding the $3.7 billion of customer funding acquired from Beneficial, customer funding increased $185.1 million, or 3%. Core deposits increased $272.2 million, or 6%, over the prior year, including a $348.8 million increase in no- and low-cost checking deposit accounts, partially offset by a decrease of $82.8 million in savings deposits. Time deposits decreased $87.2 million, primarily due to CD maturities.
Core deposits were a strong 86% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 48% of total customer deposits at September 30, 2019. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 92% at September 30, 2019.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801

Core fee income reflects diversification and growth over the prior year
Core fee income (noninterest income) was $41.0 million, an increase of $6.1 million, or 18%, compared to 3Q 2018, including an increase of $4.3 million from traditional banking-related fee income, primarily related to Beneficial, and an increase of $1.6 million from our mortgage banking business.
When compared to 2Q 2019, core fee income decreased $0.8 million, or 2% (not annualized), primarily due to a $0.7 million decrease in gains on sale of SBA loans, which can be uneven.
For 3Q 2019, core fee income was 25.3% of core net revenue, compared to 35.5% for 3Q 2018, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage decline primarily reflects the effect of our combination with Beneficial, which had lower fee income.
Noninterest expenses reflect growth in revenue and effective cost management
Our core efficiency ratio was 55.9% in 3Q 2019, compared to 55.7% in 2Q 2019, and 57.6% in 3Q 2018. Core noninterest expense for 3Q 2019 was $90.7 million, an increase of $34.1 million, or 60.2%, from $56.6 million in 3Q 2018, primarily due to higher ongoing operating costs from our combination with Beneficial and other franchise growth.
When compared to 2Q 2019, core noninterest expense decreased $1.3 million, or 1.5% (not annualized). The quarter-over-quarter decrease includes the effect of a Deposit Insurance Fund (DIF) credit received from the FDIC when the DIF reached the required threshold. The remainder primarily reflects our continuing investment in franchise growth offset by cost synergies resulting from our combination with Beneficial.
Income taxes
We recorded a $15.9 million income tax provision in 3Q 2019, compared to provisions of $10.1 million in 2Q 2019 and $9.9 million in 3Q 2018.
The effective tax rate was 22.9% in 3Q 2019, 21.9% in 2Q 2019, and 20.3% in 3Q 2018. The higher tax rate in 3Q 2019 compared to 2Q 2019 and 3Q 2018 primarily reflects lower benefits realized from stock-based compensation activity and higher state income taxes resulting from our combination with Beneficial.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801

Selected Business Segments (included in previous results):
Wealth Management segment revenue grows 20% over the prior year
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $20.2 billion in assets under management (AUM) and assets under administration (AUA) as of September 30, 2019.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $16.8 million for 3Q 2019, an increase of $2.8 million, or 20%, compared to 3Q 2018, primarily due to continued strength in our institutional trust services business and including $1.7 million of income as a result of the aforementioned short-term institutional trust deposit. Our AUM businesses also generated higher year-over-year investment advisory fees, as they benefited from improvements in market valuations and positive net inflows of $108.4 million since 3Q 2018. Compared to 2Q 2019, revenue increased $1.8 million, or 12% (not annualized).
Our trust and private banking businesses continued to generate low- and no-cost core deposit balances. Average balances in 3Q 2019 increased by $42.2 million, or 7% (not annualized and excluding the $2.0 billion short-term trust deposit), compared to 2Q 2019.
Total noninterest expense (including intercompany allocations and provision for loan losses) was $9.3 million in 3Q 2019, an increase of $0.5 million compared to 3Q 2018 (excluding previously disclosed insurance recoveries in 3Q 2018) and an increase of $0.3 million compared to 2Q 2019. The increase was driven by higher compensation costs from adding advisors and private bankers in the Beneficial footprint as well as an increase in provision for loan losses, where the business had experienced net recoveries in both 2Q 2019 and 3Q 2018. Wealth Management reported pre-tax income in 3Q 2019 of $7.6 million, which includes $1.4 million of income net of expenses directly related to the short-term institutional trust deposit, compared to $5.2 million in 3Q 2018, excluding the previously disclosed insurance recoveries, and $6.1 million in 2Q 2019.
As we continue to further execute on future growth opportunities resulting from the Beneficial acquisition, Wealth Management has hired four wealth advisors and three private bankers since the beginning of the year to support our expansion into the Pennsylvania and New Jersey markets and has a strong pipeline of new business activity.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801

Cash Connect® pre-tax income increases 13% over same quarter in 2018
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 30,300 non-bank ATMs and retail safes nationwide supplying or servicing over $1.1 billion in cash at September 30, 2019 and provides other fee-based services. Cash Connect® also operates 477 ATMs for WSFS Bank, which is one of the largest branded ATM networks in our market.

Our Cash Connect® division recorded $11.6 million of net revenue (fee income less funding costs) in 3Q 2019, an increase of $1.3 million, or 12%, from 3Q 2018, primarily due to continued growth in the bailment, cash management and smart safe lines of business. Compared to 2Q 2019, net revenue increased $0.3 million, or 2% (not annualized), primarily due to growth in surcharge and interchange revenue as a result of the acquired branch ATMs as well as bailment and seasonality.
Noninterest expense (including intercompany allocations of expense) was $9.8 million in 3Q 2019, an increase of $1.0 million compared to 3Q 2018 and an increase of $0.2 million compared to 2Q 2019. The increases in expenses were primarily due to higher operating costs associated with growth. Cash Connect® reported pre-tax income of $1.8 million for 3Q 2019, which was an increase of $0.2 million, or 13% compared to 3Q 2018, primarily due to organic growth. Pre-tax income was essentially flat compared to 2Q 2019, primarily due to higher revenue offset by operating costs associated with growth.
Cash Connect® remains focused on expanding both ATM and smart safe managed services to offset margin compression and a changing rate environment and to improve overall returns. 3Q 2019 results demonstrate progress in driving efficiencies in operations to optimize both cost of funds and mix of WSFS’ cash and other sources of cash. These efforts have resulted in 3Q 2019 ROA of 1.75%, a significant improvement from 1.48% in 2Q 2019 and 0.88% in 3Q 2018 and which is accretive to WSFS's overall ROA performance. Cash Connect® continues to experience strong growth in the strategic Remote Cash Capture (RCC- smart safe, recycler and kiosk) space with approximately 2,900 devices under service. Our pipeline is experiencing significant growth as we continue to add new channel partners with strong networks of national retail relationships.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801

Capital management
WSFS’ total stockholders’ equity increased $20.4 million, or 1% (not annualized) during 3Q 2019, primarily due to the effect of quarterly earnings and market-value changes on available-for-sale securities partially offset by share buybacks and the payment of dividends on our common stock during the quarter.
WSFS’ tangible common equity(2) increased $24.2 million, or 1.92% (not annualized) compared to June 30, 2019 for the reasons described in the paragraph above. WSFS’ common equity to assets ratio was 15.13% at September 30, 2019, and our tangible common equity to tangible assets ratio(2) increased by 9 bps during the quarter to 10.98%.
At September 30, 2019, book value per share was $35.41, an increase of $0.91, or 3%, from June 30, 2019, and tangible common book value per share(2) was $24.50, an increase of $0.81, or 3%, from June 30, 2019.
At September 30, 2019, WSFS Bank’s Tier 1 leverage ratio of 11.13%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.01%, and Total Capital ratio of 13.50% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on November 21, 2019 to stockholders of record as of November 7, 2019.
During 3Q 2019, WSFS repurchased 959,300 shares of common stock at an average price of $42.33 as part of our share buyback program approved by the Board of Directors in 4Q 2018. WSFS has 1,906,338 shares, or approximately 4% of outstanding shares, remaining to repurchase under this authorization. We continue to execute the Board-approved share buyback plan, including opportunistically repurchasing shares, based on current valuation levels, above our stated practice of returning a minimum of 25% of annual net income to stockholders through dividends and share repurchases.

(2) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801

Third quarter 2019 earnings release conference call and supplemental materials
Management will conduct a conference call to review 3Q 2019 results at 1:00 p.m. Eastern Time (ET) on Tuesday, October 22, 2019. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4:00 pm on October 22, 2019 until November 9, 2019 at 4:00 pm by dialing 1-855-859-2056 and using Conference ID #1695106.
We have provided additional information in the 3Q 2019 Earnings Release Supplement, which is available in the Investor Relations section of WSFS's website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of September 30, 2019, WSFS Financial Corporation had $12.3 billion in assets on its balance sheet and $20.2 billion in assets under management and administration. WSFS operates from 127 offices located in Pennsylvania (56), Delaware (49), New Jersey (20), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Beneficial Equipment Finance Corporation, Cash Connect®, Cypress Capital Management, LLC, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	September 30, 2019	June 30, 2019	September 30, 2018
Assets:
Cash and due from banks	$257,581	183,632	158,234
Cash in non-owned ATMs	322,571	338,006	552,952
Investment securities (d)	134,961	143,317	152,577
Other investments	92,832	64,772	51,809
Mortgage-backed securities (d)	1,908,821	1,796,870	997,131
Net loans (e)(f)(l)	8,548,140	8,619,430	4,921,991
Bank owned life insurance	31,077	30,118	6,840
Goodwill and intangibles	571,850	575,696	186,584
Other assets	404,840	404,754	131,724
Total assets	$12,272,673	$12,156,595	$7,159,842
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$2,268,615	$2,205,992	$1,515,336
Interest-bearing deposits	7,022,313	7,065,559	3,921,433
Total customer deposits	9,290,928	9,271,551	5,436,769
Brokered deposits	242,265	323,159	287,147
Total deposits	9,533,193	9,594,710	5,723,916
Federal Home Loan Bank advances	365,675	115,675	338,465
Other borrowings	189,108	299,456	206,624
Other liabilities	328,240	310,366	92,015
Total liabilities	10,416,216	10,320,207	6,361,020
Stockholders’ equity of WSFS	1,856,992	1,836,611	798,822
Noncontrolling interest	(535)	(223)	—
Total stockholders' equity	1,856,457	1,836,388	798,822
Total liabilities and stockholders' equity	$12,272,673	$12,156,595	$7,159,842
Capital Ratios:
Equity to asset ratio	15.13%	15.11%	11.16%
Tangible common equity to tangible asset ratio (o)	10.98	10.89	8.78
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.01	12.47	12.37
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	11.13	10.95	10.65
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.01	12.47	12.37
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	13.50	12.93	13.09
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$38,418	$37,636	$36,688
Troubled debt restructuring (accruing)	14,125	14,203	15,192
Assets acquired through foreclosure	3,693	3,703	2,004
Total nonperforming assets	$56,236	$55,542	$53,884
Past due loans (h)	$13,709	$15,667	$211
Allowance for loan losses	47,671	45,364	41,812
Ratio of nonperforming assets to total assets	0.46%	0.46%	0.75%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.34	0.34	0.54
Ratio of allowance for loan losses to total gross loans (i)(n)	0.56	0.53	0.85
Ratio of allowance for loan losses to total gross loans (excluding acquired loans) (i)(n)	1.00	0.99	0.95
Ratio of allowance for loan losses to nonaccruing loans	124	121	114
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.09	0.61	0.24
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.27	0.38	0.24
See “Notes”

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failures or cybersecurity incidents or other breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation, and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2018 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS", "the Company", "registrant", "we", "us", and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income:
Interest and fees on loans	$124,800	$129,001	$67,164	$340,918	$192,071
Interest on mortgage-backed securities	12,989	12,229	6,662	35,684	18,251
Interest and dividends on investment securities	968	1,030	1,079	3,042	3,307
Other interest income	2,505	643	510	4,098	1,550
	141,262	142,903	75,415	383,742	215,179
Interest expense:
Interest on deposits	16,851	16,123	7,977	43,916	19,585
Interest on Federal Home Loan Bank advances	1,099	806	2,097	4,495	7,096
Interest on senior debt	1,179	1,180	1,179	3,538	3,538
Interest on trust preferred borrowings	693	717	677	2,136	1,871
Interest on other borrowings	607	845	388	2,278	1,289
	20,429	19,671	12,318	56,363	33,379
Net interest income	120,833	123,232	63,097	327,379	181,800
Provision for loan losses	4,121	12,195	3,716	23,970	9,864
Net interest income after provision for loan losses	116,712	111,037	59,381	303,409	171,936
Noninterest income:
Credit/debit card and ATM income	13,115	13,677	11,239	38,307	31,753
Investment management and fiduciary revenue	10,459	10,382	10,029	30,988	29,462
Deposit service charges	6,139	6,103	4,670	16,988	13,964
Mortgage banking activities, net	3,152	2,846	1,509	8,090	4,938
Loan fee income	823	650	693	2,358	1,859
Investment securities gains, net	—	63	—	78	21
Unrealized gain on equity investment	21,344	1,033	3,249	26,175	18,595
Realized gain on sale of equity investment	—	—	3,757	—	3,757
Bank-owned life insurance income	277	383	96	877	328
Other income	7,037	7,734	6,659	22,478	19,678
	62,346	42,871	41,901	146,339	124,355
Noninterest expense:
Salaries, benefits and other compensation	48,914	48,550	30,641	133,669	91,438
Occupancy expense	9,085	8,810	4,697	24,262	14,953
Equipment expense	5,564	5,444	3,258	14,997	9,523
Data processing and operations expense	3,861	3,731	1,962	10,180	5,765
Professional fees	3,180	2,915	2,358	7,967	6,403
Marketing expense	1,373	1,947	1,499	4,910	3,341
FDIC expenses	(227)	1,042	518	1,435	1,632
Loan workout and OREO expense	574	1,145	(19)	1,827	1,088
Corporate development expense	10,517	13,946	3,794	51,090	4,251
Restructuring expense	8,360	1,881	—	14,603	—
Recovery of legal settlement	—	—	(7,938)	—	(7,938)
Recovery of fraud loss	—	—	(10)	—	(1,675)
Other operating expenses	18,360	18,437	11,694	50,061	34,916
	109,561	107,848	52,454	315,001	163,697
Income before taxes	69,497	46,060	48,828	134,747	132,594
Income tax provision	15,902	10,091	9,893	32,253	27,569
Net income	$53,595	$35,969	$38,935	$102,494	$105,025
Less: Net loss attributable to noncontrolling interest	(287)	(231)	—	(611)	—
Net income attributable to WSFS	$53,882	$36,200	$38,935	$103,105	$105,025
Diluted earnings per share of common stock:	$1.02	$0.68	$1.20	$2.12	$3.26
Weighted average shares of common stock outstanding for fully diluted EPS	53,054,368	53,516,851	32,348,619	48,668,460	32,261,780
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Performance Ratios:
Return on average assets (a)	1.72%	1.20%	2.18%	1.23%	2.01%
Return on average equity (a)	11.60	8.01	19.75	8.57	18.59
Return on average tangible common equity (a)(o)	17.51	12.46	26.32	12.98	25.12
Net interest margin (a)(b)	4.38	4.68	4.11	4.47	4.07
Efficiency ratio (c)	59.71	64.80	49.80	66.36	53.29
Noninterest income as a percentage of total net revenue (b)	33.98	25.76	39.78	30.83	40.48
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$2,783,199	$37,492	5.34%	$2,857,091	$45,458	6.38%	$1,453,110	$19,833	5.41%
Residential real estate loans	1,069,495	14,580	5.45	1,102,362	15,359	5.57	228,256	3,722	6.52
Commercial loans (p)	3,548,597	55,903	6.26	3,571,559	51,798	5.83	2,594,124	34,463	5.29
Consumer loans	1,135,575	16,286	5.69	1,126,385	15,958	5.68	638,849	8,753	5.44
Loans held for sale	50,465	539	4.24	37,728	428	4.55	27,503	393	5.67
Total loans	8,587,331	124,800	5.77	8,695,125	129,001	5.96	4,941,842	67,164	5.40
Mortgage-backed securities (d)	1,833,267	12,989	2.83	1,653,582	12,229	2.96	970,501	6,662	2.75
Investment securities (d)	137,497	968	3.35	146,064	1,030	3.39	153,718	1,079	3.36
Other interest-earning assets	423,470	2,505	2.35	89,145	643	2.89	62,145	510	3.26
Total interest-earning assets	10,981,565	141,262	5.11%	10,583,916	142,903	5.43%	6,128,206	75,415	4.90%
Allowance for loan losses	(46,773)			(46,719)			(42,074)
Cash and due from banks	115,506			112,657			94,959
Cash in non-owned ATMs	313,456			364,236			546,464
Bank owned life insurance	30,558			56,332			6,347
Other noninterest-earning assets	1,024,108			1,052,544			346,743
Total assets	$12,418,420			$12,122,966			$7,080,645
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,055,497	$2,490	0.48%	$2,029,361	$2,163	0.43%	$977,915	$1,126	0.46%
Money market	1,966,545	5,034	1.02	1,936,112	4,932	1.02	1,498,437	2,667	0.71
Savings	1,579,463	2,068	0.52	1,657,790	2,009	0.49	550,146	257	0.19
Customer time deposits	1,371,744	5,452	1.58	1,476,763	5,100	1.39	701,897	2,393	1.35
Total interest-bearing customer deposits	6,973,249	15,044	0.86	7,100,026	14,204	0.80	3,728,395	6,443	0.69
Brokered deposits	294,485	1,807	2.43	307,514	1,919	2.50	319,456	1,534	1.91
Total interest-bearing deposits	7,267,734	16,851	0.92	7,407,540	16,123	0.87	4,047,851	7,977	0.78
FHLB of Pittsburgh advances	187,721	1,099	2.32	134,151	806	2.41	381,386	2,097	2.18
Trust preferred borrowings	67,011	693	4.10	67,011	717	4.29	67,011	677	4.01
Senior debt	98,519	1,179	4.79	98,464	1,180	4.79	98,301	1,179	4.80
Other borrowed funds	127,850	607	1.88	161,903	845	2.09	114,427	388	1.35
Total interest-bearing liabilities	7,748,835	20,429	1.05%	7,869,069	19,671	1.00%	4,708,976	12,318	1.04%
Noninterest-bearing demand deposits	2,503,816			2,126,640			1,507,434
Other noninterest-bearing liabilities	323,350			315,108			82,135
Stockholders’ equity of WSFS	1,842,759			1,812,302			782,100
Noncontrolling interest	(340)			(153)			—
Total liabilities and equity	$12,418,420			$12,122,966			$7,080,645
Excess of interest-earning assets over interest-bearing liabilities	$3,232,730			$2,714,847			$1,419,230
Net interest and dividend income		$120,833			$123,232			$63,097
Interest rate spread			4.06%			4.43%			3.86%
Net interest margin			4.38%			4.68%			4.11%
See “Notes”

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
Stock Information:	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Market price of common stock:
High	$46.05	$44.39	$57.70	$46.05	$57.70
Low	38.79	38.69	45.72	37.19	45.71
Close	44.10	41.30	47.15	44.10	47.15
Book value per share of common stock	35.41	34.50	25.08
Tangible common book value per share of common stock (o)	24.50	23.69	19.22
Number of shares of common stock outstanding (000s)	52,445	53,232	31,852
Other Financial Data:
One-year repricing gap to total assets (k)	(3.38)%	(3.05)%	1.04%
Weighted average duration of the MBS portfolio	2.9 years	3.3 years	5.6 years
Unrealized gains (losses) on securities available for sale, net of taxes	$31,512	$22,243	$(30,228)
Number of Associates (FTEs) (m)	1,792	1,914	1,152
Number of offices (branches, LPO’s, operations centers, etc.)	127	147	77
Number of WSFS owned ATMs	477	509	443
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for loan losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Beginning in 1Q 2019, balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.
(p)Includes commercial small business leases.

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net interest income (GAAP)	$120,833	$123,232	$63,097	$327,379	$181,800
Core net interest income (non-GAAP)	$120,833	$123,232	$63,097	$327,379	$181,800
Noninterest income (GAAP)	$62,346	$42,871	$41,901	$146,339	$124,355
Less: Securities gains	—	63	—	78	21
Less: Unrealized gains on equity investments	21,344	1,033	3,249	26,175	18,595
Less: Gain on sale of Visa Class B shares	—	—	3,757	—	3,757
Core fee income (non-GAAP)	$41,002	$41,775	$34,895	$120,086	$101,982
Core net revenue (non-GAAP)	$161,835	$165,007	$97,992	$447,465	$283,782
Core net revenue (non-GAAP)(tax-equivalent)	$162,135	$165,325	$98,323	$448,400	$284,797
Noninterest expense (GAAP)	$109,561	$107,848	$52,454	$315,001	$163,697
(Plus)/less: Recovery of fraud loss	—	—	(10)	—	(1,675)
(Plus)/less: Recovery of legal settlement	—	—	(7,938)	—	(7,938)
Less: Corporate development expense	10,517	13,946	3,794	51,090	4,251
Less: Restructuring expense	8,360	1,881	—	14,603	—
Core noninterest expense (non-GAAP)	$90,684	$92,021	$56,608	$249,308	$169,059
Core efficiency ratio (c)	55.9%	55.7%	57.6%	55.6%	59.4%

	End of period
	September 30, 2019	June 30, 2019	September 30, 2018
Total assets	$12,272,673	$12,156,595	$7,159,842
Less: Goodwill and other intangible assets	571,850	575,696	186,584
Total tangible assets	$11,700,823	$11,580,899	$6,973,258
Total stockholders’ equity of WSFS	$1,856,992	$1,836,611	$798,822
Less: Goodwill and other intangible assets	571,850	575,696	186,584
Total tangible common equity (non-GAAP)	$1,285,142	$1,260,915	$612,238

Calculation of tangible common book value per share:
Book value per share (GAAP)	$35.41	$34.50	$25.08
Tangible common book value per share (non-GAAP)	24.50	23.69	19.22
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	15.13%	15.11%	11.16%
Tangible common equity to tangible assets ratio (non-GAAP)	10.98	10.89	8.78

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
GAAP net income attributable to WSFS	$53,882	$36,200	$38,935	$103,105	$105,025
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, recoveries of legal settlement and fraud loss	(2,467)	14,731	(11,160)	39,440	(27,735)
(Plus)/less: Tax impact of pre-tax adjustments	590	(3,580)	3,140	(7,542)	7,102
Adjusted net income (non-GAAP) attributable to WSFS	$52,005	$47,351	$30,915	$135,003	$84,392

GAAP return on average assets (ROA)	1.72%	1.20%	2.18%	1.23%	2.01%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, recoveries of legal settlement and fraud loss	(0.08)	0.49	(0.63)	0.47	(0.53)
(Plus) less: Tax impact of pre-tax adjustments	0.02	(0.12)	0.18	(0.09)	0.14
Core ROA (non-GAAP)	1.66%	1.57%	1.73%	1.61%	1.62%

EPS (GAAP)	$1.02	$0.68	$1.20	$2.12	$3.26
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, recoveries of legal settlement and fraud loss	(0.05)	0.28	(0.34)	0.81	(0.86)
(Plus) less: Tax impact of pre-tax adjustments	0.01	(0.08)	0.10	(0.16)	0.22
Core EPS (non-GAAP)	$0.98	$0.88	$0.96	$2.77	$2.62

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$53,882	$36,200	$38,935	$103,105	$105,025
Plus: Tax effected amortization of intangible assets	2,113	2,104	543	5,252	1,627
Net tangible income (non-GAAP)	$55,995	$38,304	$39,478	$108,357	$106,652
Average stockholders’ equity of WSFS	$1,842,759	$1,812,302	$782,100	$1,608,375	$755,283
Less: average goodwill and intangible assets	574,253	579,283	187,007	492,474	187,593
Net average tangible common equity	$1,268,506	$1,233,019	$595,093	$1,115,901	$567,690
Return on average tangible common equity (non-GAAP)	17.51%	12.46%	26.32%	12.98%	25.12%

Calculation of core return on average tangible common equity:
Adjusted net income (non-GAAP) attributable to WSFS	$52,005	$47,351	$30,915	$135,003	$84,392
Plus: Tax effected amortization of intangible assets	2,113	2,104	543	5,252	1,627
Core net tangible income (non-GAAP)	$54,118	$49,455	$31,458	$140,255	$86,019
Net average tangible common equity	$1,268,506	$1,233,019	$595,093	$1,115,901	$567,690
Core return on average tangible common equity (non-GAAP)	16.93%	16.09%	20.97%	16.80%	20.26%

WSFS Bank Center	22
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of conversion-related reclassification adjustments:

Loans:
(Dollars in thousands)	As reported June 30, 2019	Conversion reclassifications	Adjusted June 30, 2019
Commercial & industrial	$3,464,756	$(43,559)	$3,421,197
Commercial real estate	2,237,353	43,559	2,280,912
Construction	539,559	—	539,559
Commercial small business leases	156,767	—	156,767
Total commercial loans	6,398,435	—	6,398,435
Residential mortgage	1,134,786	—	1,134,786
Consumer	1,131,573	—	1,131,573
Allowance for losses	(45,364)	—	(45,364)
Net loans	$8,619,430	$—	$8,619,430

Deposits:
(Dollars in thousands)	As reported June 30, 2019	Conversion reclassifications	Adjusted June 30, 2019
Noninterest demand	$2,205,992	$(15,812)	$2,190,180
Interest-bearing demand	2,039,545	52,174	2,091,719
Savings	1,600,879	23,897	1,624,776
Money market	1,987,485	18,083	2,005,568
Total core deposits	7,833,901	78,342	7,912,243
Customer time deposits	1,437,650	(78,342)	1,359,308
Total customer deposits	$9,271,551	$—	$9,271,551